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                                                                  Exhibit 3(c)


CORRECTED
RESTATED CERTIFICATE OF INCORPORATION
OF
PARKER DRILLING COMPANY


      Parker Drilling Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
      DOES HEREBY CERTIFY: That a Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on March 31, 1997 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
      The inaccuracy or defect of said Certificate to be corrected is as follows: the Restated Certificate of Incorporation inadvertently omitted Article EIGHTH through Article TWELFTH. This Certificate sets forth the entire Restated Certificate of Incorporation in its correct form:


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RESTATED CERTIFICATE OF INCORPORATION
OF
PARKER DRILLING COMPANY


      Parker Drilling Company, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
      1. The name of the corporation is Parker Drilling Company. The date of filing of its original Certificate of Incorporation with the Secretary of State was August 4, 1970.
      2. Pursuant to Section 245 of the General Corporation Law of Delaware, this Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.
      3. The text of the Restated Certificate of Incorporation, as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:
      ARTICLE FIRST:  The name of the corporation is Parker Drilling Company.

      ARTICLE SECOND: Its registered office in the State of Delaware is located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name and address of its registered agent is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware 19805.

      ARTICLE THIRD: The nature of the business, or objects and purposes to be transacted, conducted or promoted are as follows:

            (1) To carry on, maintain and operate a business for the drilling of wells for the production of oil and/or gas and other hydrocarbons; to drill wells for the production of oil or gas or carry on and conduct a general drilling contracting business; and to operate a business for the drilling of wells and holes whether or not for the production of oil and/or gas and other hydrocarbons, and to drill for any purpose whatsoever;
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            (2)   To acquire, hold and deal in machinery, equipment and
      processes for the drilling of wells, whether or not for the production of oil, gas and other hydrocarbons;

            (3) To do all such other and further things as are required and as are usually done in the drilling of wells, whether or not for the production of oil, gas and other hydrocarbons;

            (4) To build, own, operate and sell any and all tank farms, pipelines, pump stations, refineries and other structures necessary for or incident to the drilling and operation of wells for the production of oil and/or gas, or the sale of the production therefrom;

            (5) To buy and sell oil and/or gas and the by-products thereof and to acquire, construct, operate and sell filling and other stations for the marketing of such products and by-products;

            (6) To buy, sell, exchange, lease, store, install, maintain, repair, export, import and deal in all machines, appurtenances, accessories, parts, apparatus and articles of any and every kind used in, or upon, or useful in connection with all kinds of motor driven or propelled machinery, including automobiles, automobile trucks, tractors and other vehicles and motor boats, and to do any and every act or thing necessary, incidental or appertaining thereto;

            (7) To purchase or otherwise acquire, hold, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, to invest, trade, deal in and with goods, wares and merchandise and real and personal property of every class and description; and lands, buildings, business concerns and undertakings, mortgages, shares, stock, debentures, securities, concessions, products, policies, book debts and claims and any interest in real or personal property, and claims against such property or against any person or corporation and to carry on any business concern or undertaking so acquired;

            (8) To acquire, own and operate such machinery, apparatus and appliances as may be necessary, proper or incidental to the mining, production and development of lands for petroleum oil, natural gas and other minerals, or for any of the purposes for which this corporation is organized;

            (9) To carry on the business of producers, refiners, storers, suppliers and distributors of petroleum and petroleum products in all its branches; to purchase or otherwise acquire real or personal property of all kinds in the United States and elsewhere, and in particular land, oil wells, refineries, mines, mining rights, minerals, ores, buildings, machinery, plant, stores, patents, licenses, concessions, rights of way, light or water, and any rights or privileges which it may deem convenient to obtain for the purposes of or in connection with the business of the company, and whether for the purposes of resale or realization or otherwise, and to manage, develop, sell, exchange, lease, mortgage or otherwise develop any lands, wells, mines, mining rights, minerals, ores, works or other properties, from time to time in the possession of the company, in any manner deemed desirable; to erect all necessary or convenient refineries, mills, works, machinery, laboratories, workshops, dwelling houses for workmen and others, and other buildings, works and appliances, and to aid in, or subscribe towards, or subsidize, any such objects;

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            (10)  To acquire, lease, hold, use and enjoy, whether as owner or a licensee, United States and foreign patents and patent rights, secret patented processes, methods, franchises and privileges in any way relating to or considered as furthering the due and economical exercise of the powers and rights belonging to the corporation;

            (11) To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation;

            (12) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks, and trade names, relating to or useful in connection with any business of this corporation;

            (13) To buy, acquire, hold, sell and deal in stocks of any corporation and in bonds, certificates of participation, securities and other interests; to issue notes, stocks, bonds, debentures and other evidences of indebtedness and execute mortgages, liens and other encumbrances upon the property of the corporation, real or otherwise, to secure the payment of any such evidences of indebtedness;

            (14) To buy, acquire, develop, hold, sell and deal in all forms and kinds of property that may be lawfully acquired, held, sold and dealt in by oil and gas corporations under the laws of this State;

            (15) To acquire, hold and sell real estate necessary for and incident to the operation of the business of the corporation and to transact any and all business connection with or incidental to the powers hereby vested in said corporation;

            (16) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware;

            (17) In general, to posses and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by this certificate of incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation;

            (18) The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no way limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes;


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      ARTICLE FOURTH: The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is 121,942,000 of which 1,942,000 shares shall be Preferred Stock of the par value of One Dollar ($1.00) per share (hereinafter called "Preferred Stock"), and the remaining 120,000,000 shares shall be Common Stock of the par value of sixteen and two-thirds cents ($.16-2/3) per share (hereinafter called "Common Stock"). The designations and the powers, preferences and rights, and the qualifications, limitations restrictions and other special or relative attributes granted to or imposed upon the shares of Preferred Stock shall be as fixed in Section 1 of this ARTICLE FOURTH, or as may be fixed by the Board of Directors in accordance with the provisions thereof, and the designations and the powers, preferences and the rights, and the qualifications, limitations, restrictions and other special or relative attributes granted to or imposed upon the shares of Common Stock shall be fixed in Section 2 of this ARTICLE FOURTH.

      Section 1. Statement of Designations, Powers, Preferences, Rights, Qualifications, Limitations, Restrictions and Other Special or Relative Attributes in Respect of Shares of Preferred Stock and Authority of Board of Directors to Fix Designations, Dividend Rates, Conversion Rights, Redemption Rights, Liquidation Price and Sinking Fund Rights Thereof Not Fixed Hereby.

            (a) Shares of Preferred Stock may be issued from time to time in one or more series as may be determined from time to time Board of Directors, each such series to be distinctly designated. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular. All shares of any one series of Preferred Stock shall be convertible or not, as determined by the Board of Directors as a relative attribute pursuant to paragraph (b) of this Section 1. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes.

            (b) The designations, dividend rates, conversion rights, redemption rights, liquidation price and sinking fund rights, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and, subject to the provisions of paragraphs (d) and (e) of this Section 1, the Board of Directors of the Corporation is hereby expressly granted authority to fix, from time to time, by resolution or resolutions duly adopted prior to the issuance of any shares of a particular series of Preferred Stock so designated by the Board of Directors, the following:

                  (i) The number and designations of series of shares in any class and the number of shares in any series, provided that no allotted shares shall, except in the exercise of conversion rights, be shifted from one series or class to another series or class or otherwise have their attributes altered;

                  (ii) The dividend rate of any unallotted shares of any series or class;

                  (iii) The right, if any, of the holders of the shares of
            such series to convert the same into, or exchange the same for, shares of other classes or series of stock of this corporation and the terms and conditions of such conversion or exchange;

                  (iv) The redemptive price and terms and conditions of redemption of any unallotted shares of any series or class;


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                  (v)   The liquidation price of any unallotted shares of any
            series or class; and
                  (vi) The terms and conditions of a sinking fund, if any, to be provided for such series, provided that no such sinking fund shall be created unless provision for a sinking fund, at least as beneficial to all allotted shares of the same class, shall either then exist or at that time be created or provided for.

            (c) The holders of Preferred Stock of each series shall be entitled to receive, in preference to the holders of Common Stock, when and as declared by the Board of Directors out of the funds of this corporation legally available therefor, cash dividends which may be cumulative for each series as to which the Board of Directors shall have so specified, but unless specified to be cumulative, shall be non-cumulative, at the annual rate for such series theretofore fixed by the Board of Directors as hereinbefore authorized, and no more, payable quarterly on such dates as may be fixed in the resolution or resolutions adopted by the Board of Directors creating such series. If the dividend period for such series for which the dividends are specified to be cumulative shall not have been declared and paid or set apart in full (whether or not earned), the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set aside for the Common Stock, but not in the case of such series as to which the dividends are not cumulative. Accumulations of dividends on the Preferred Stock shall not bear interest.

            After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of this Section 1) shall have been met and after this corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of this Section 1), then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

            (d) Shares of Preferred Stock of any and all series shall be redeemable in whole at any time, or in part by lot, pro rata or by any other means which the Board of Directors deems equitable from time to time, at the option of this corporation by resolution of the Board of Directors at the applicable price or prices fixed by the Board of Directors for the shares of such series, plus all dividends accrued and unpaid thereupon up to the date fixed for redemption, and all of the procedures prescribed or adopted in connection therewith shall be in conformity with the laws of the State of Delaware in force at the time thereof.

            Nothing herein shall prevent this corporation from purchasing from time to time shares of any series of Preferred Stock, and any shares so purchased may be held in the treasury of this corporation or may be disposed of as determined by the Board of Directors, or, by action of the Board of Directors, shall have the status of authorized but unallotted shares of Preferred Stock undesignated as to series.


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            (e)   In the event of any liquidation, dissolution or winding up of the affairs of this corporation, whether voluntary or involuntary, and after payment or provision for payment of the debts and other liabilities of this corporation, the holders of shares of Preferred Stock shall be entitled to receive in full, out of the net assets of this corporation, the respective amounts fixed by the Board of Directors in the resolution or resolutions authorizing the issue thereof (which amounts may vary, depending upon whether the liquidation, dissolution or winding up is voluntary or involuntary), plus an amount equal to all dividends accrued and unpaid thereon up to the date fixed for distribution, and no more, before any distribution shall be made to the holders of Common Stock. Neither the merger or consolidation of this corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of this corporation within the meaning of this Section.

            After distribution in full of the preferential amount to be distributed to the holders of Preferred Stock (fixed in accordance with the provisions of this Section 1) in the event of the voluntary or involuntary liquidation, dissolution or winding up of this corporation, the holders of Common Stock shall be entitled to receive all the remaining assets of this corporation, tangible or intangible, or whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

            (f) Except as otherwise expressly provided in this Section 1, or as may be required by law, the holders of the Preferred Stock shall be entitled at all meetings of stockholders to one vote for each share of such stock held by them respectively, and the holders of all series of Preferred Stock shall vote together with the holders of Common Stock as one class.

            If and whenever dividends on the Preferred Stock shall be in arrears in an amount equivalent to six quarterly dividends or there shall be a default in mandatory Preferred Stock sinking fund obligations for one year, then, at any ensuing annual meetings of the stockholders at which at least one-third of the outstanding shares of Preferred Stock, voting separately as a class without regard to series, shall be entitled to elect two directors. Such right of the holders of such of the series of the Preferred Stock as to which dividends are cumulative shall continue to be exercisable until all dividends in arrears on such series of the Preferred Stock shall have been paid in full or declared and a sum sufficient for the payment thereof set apart and all mandatory sinking fund obligations in default relating to such series of Preferred Stock shall have been satisfied in full and, with respect to such series of the Preferred Stock as to which dividends are non-cumulative, such right of the holders of such of those series of Preferred Stock shall continue to be exercisable until dividends on such of those series of Preferred Stock shall have been paid regularly for at least one year, whereupon such right shall cease. During any time that the holders of such series of Preferred Stock are entitled to elect two directors as hereinabove provided, they shall also be entitled to participate with the holders of the Common Stock in the election of any other directors.

            Notwithstanding any other provisions of this corporation's Certificate of Incorporation, the affirmative approval of the holders of at least two-thirds of the Preferred Stock outstanding, acting as a single class without regard to series shall be required for any amendment of such Certificate altering materially any existing provision of the Preferred Stock.
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      Section 2.  Statement of Designations, Powers, Preferences, Rights,
Qualifications, Limitations, Restrictions and Other Special or Relative Attributes Granted to or Imposed Upon Shares of Common Stock.

            (a) Except as otherwise required by the laws of the State of Delaware, the holders of the Common Stock, at any meeting of the stockholders of this corporation, shall be entitled to one vote for each share thereof held.

            (b) In the event of any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, the assets of this corporation remaining after the payments provided in Section 1 of this ARTICLE FOURTH to be made to the holders of the Preferred Stock shall be distributed among the holders of the Common Stock, share and share alike.

            (c) Subject to the prior rights of the holders of the Preferred Stock the holders of the Common Stock shall be entitled to receive cash dividends, share and share alike, when and as declared by the Board of Directors, out of any legally available surplus or legally available net profits of this corporation.

            (d) In the event of any stock dividends on or subdivision or split of the Common Stock of this corporation, in lieu of the issuance of fractional shares of Common Stock there shall be paid in cash to each stockholder who would otherwise be entitled to a fractional share of Common Stock the appropriate fractional portion of the market value of one share of Common Stock, as determined by the Treasurer of this corporation as of the record date fixed for the determination of stockholders entitled to receive such dividends or to participate in such subdivision or split.

      Section 3.  General.

            (a) No holder of any capital stock of this corporation of any class now or hereafter authorized shall have any right as such holder to purchase, subscribe for or otherwise acquire any shares of capital of this corporation of any class now or hereafter authorized, or any securities convertible into or exchangeable for any such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire any such shares, whether such shares, securities, warrants or other instruments be how or hereafter authorized, unissued or issued and thereafter acquired by this corporation.

            (b) No holder of any capital stock of this corporation of any class shall have cumulative voting rights.

      ARTICLE FIFTH: The names and mailing addresses of each of the incorporators are omitted from this Restated Certificate of Incorporation by authority of Section 245 of the Delaware Corporation Law.

      ARTICLE SIXTH:  The corporation is to have perpetual existence.

      ARTICLE SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

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      ARTICLE EIGHTH:  The number of directors of the corporation shall be specified in, or determined in the manner provided in, the By-laws, and such number may from time to time be increased or decreased in such manner as shall be prescribed in the By-laws, provided that the number of directors of the corporation shall not be less than three (3) nor more than fifteen (15). Commencing at the Annual Meeting of Stockholders held in 1986, the Board of Directors shall be divided into three classes, Class I, Class II and Class III, with respect to their terms of office. All classes shall be as nearly equal in number as possible. Subject to such limitations, when the number of directors is changed, any newly-created directorships or any decrease in directorships shall be apportioned among the classes by action of the Board of Directors.

      The terms of office of the directors initially classified shall be as follows: that of Class I shall expire at the Annual Meeting of Stockholders to be held in 1987; that of Class II shall expire at the Annual Meeting of Stockholders to be held in 1988; that of Class III shall expire at the Annual Meeting of Stockholders to be held in 1989. At each Annual Meeting of Stockholders after such initial classification, directors to replace those whose terms expire at such Annual Meeting shall be elected to hold office until the third succeeding Annual Meeting.

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

            (1)   to make, alter or repeal the By-laws of the corporation;

            (2) to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation;

            (3) to set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created;

            (4) by a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation; the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee; the By-laws may provide that, in the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member; any such committee, to the extent provided int he resolution of the Board of Directors, or in the By-laws of the corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution of the corporation or a revocation of a dissolution, or amending the By-laws of the corporation; and, unless the resolution or By-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock; and

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            (5)   when and as authorized by the stockholders in accordance
      with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the corporation.

      NINTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

      TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the corporation. Elections of directors need not be by written ballot unless the By-laws of the corporation shall so provide.

      ELEVENTH: The corporation reserves the right to amend, alter, change or appeal any provisions contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      TWELFTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended and supplemented. No amendment to or repeal of this Article TWELFTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

[SIGNATURE PAGE FOLLOWS]

                                          PARKER DRILLING COMPANY

[Corporate Seal]

                                             By /s/ Robert L. Parker, Jr.
                                                -----------------------------
                                                Robert L. Parker, Jr.
                                                President

ATTEST:


/s/ Leslie D. Rosencutter
------------------------------------
Leslie D. Rosencutter
Vice President and Secretary
VEHOU05:102257.1